Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Independent Auditors" and "Selected Financial Data" and to the use in Post Effective Amendment No. 19 to Form S-1, Registration Statement (No. 33-38066) of SBM Certificate Company of our report dated January 23, 2003, relating to the balance sheets of SBM Certificate Company and Subsidiaries as of December 31, 2003 and 2002 and the related statements of operations and comprehensive income
(loss), shareholder's equity, and cash flows for the years then ended. We also consent to the use of our report on the financial statement schedules as of December 31, 2003 and for the year then ended dated January 23, 2004, appearing on Page S-02 of Form S-1 and to the references to our firm contained elsewhere therein.


/s/ Reznick Fedder & Silverman

Bethesda, Maryland
April 5, 2004